Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES SHAREHOLDERS

OVERWHELMINGLY APPROVE PROPOSAL TO DE-BDC

NEW YORK, NY – March 8, 2018 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion Financial” or the “Company”) announced that at its Special Meeting yesterday, shareholders overwhelmingly approved the proposal authorizing the Company’s Board of Directors to withdraw the Company’s election to be regulated as a business development company under the Investment Company Act of 1940 (“de-BDC”). Following the Special Meeting, the Board of Directors approved the filing of the Company’s withdrawal form with the SEC to be made on or about April 1, 2018.

“We want to thank our shareholders for their tremendous support,” stated Andrew Murstein, President of Medallion Financial. “Of the votes cast at the special meeting, approximately 95% were in favor of the proposal to de-BDC. We believe the consolidation of all of our non-investment company subsidiaries, including Medallion Bank, will provide a financial presentation that is more transparent and straightforward to the Company’s shareholders. Most importantly, we believe that the Company will be able to better harness Medallion Bank’s long-term earnings power by gaining the ability to invest additional capital to grow the Bank’s portfolio and operations. We also anticipate becoming eligible to be included as a component of certain stock market indexes. We expect to provide further updates on the new structure of the Company in the weeks and months ahead.”

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion Financial’s 2016 Annual Report on Form 10-K.

Company Contact

Investors:

ICR

212-328-2176

InvestorRelations@medallion.com